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EXHIBIT 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz (412) 234-0850 Ron Sommer (412) 236-0082	Don MacLeod (412) 234-5601 Andy Clark (412) 234-4633	One Mellon Center Pittsburgh, PA 15258-0001

 FOR IMMEDIATE RELEASE

MELLON’S HIGHER SECOND QUARTER 2001 OPERATING RESULTS
REFLECT CORE BUSINESS GROWTH MOMENTUM
          — Major divestitures and 15 percent increase in core business sectors’ performance set stage for dramatic sharpening of strategic focus on fee-based businesses —

PITTSBURGH, July 17, 2001—Mellon Financial Corporation (NYSE: MEL) today announced in an earlier, separate press release, that it had reached a definitive agreement to sell its mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group, Inc., the U.S. unit of The Royal Bank of Scotland Group. As a result of this agreement, the Corporation is now reporting the financial results of these and certain other businesses using the discontinued operations method of accounting. In accordance with generally accepted accounting principles, earnings and net assets or liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly all information in this earnings release, including all supplemental information, reflects continuing operations, unless otherwise noted.

The Corporation today also announced second quarter 2001 income from continuing operations of $100 million, or 21 cents per share. These results included a $91 million after-tax charge for fair value adjustments of venture capital investments. Excluding this charge, second quarter 2001 diluted operating earnings from continuing operations totaled $191 million or 40 cents per share, a 5 percent increase compared with 38 cents per share reported in the second quarter of 2000. On an operating basis, continuing operations returned 20.5 percent on equity and 2.45 percent on assets in the second quarter of 2001 compared with 19.9 percent and 2.42 percent, respectively, in the second quarter of 2000. Core business sectors’ contribution to earnings per share, which excludes the revenues and expenses from discontinued operations, and other non-core activity from both periods, increased 15 percent in the second quarter 2001 over second quarter 2000.

Financial Highlights	Quarter ended		Six months ended
(dollar amounts in millions, except per shareamounts; returns are annualized)	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000

Reported results—net income (a):
Diluted earnings per share	$.12	$.50	$.66	$1.00
Net income	$55	$247	$319	$500
Return on equity	5.8%	26.2%	16.6%	26.1%
Return on assets	.48%	2.12%	1.37%	2.14%

Operating results—continuing operations (b):
Diluted earnings per share	$.40	$.38	$.81	$.77
Income from continuing operations	$191	$187	$392	$385
Return on equity	20.5%	19.9%	20.4%	20.1%
Return on assets	2.45%	2.42%	2.44%	2.48%

Mellon Reports Earnings
July 17, 2001

Financial Highlights (continued)	Quarter ended		Six months ended
(dollar amounts in millions, except per share amounts; returns are annualized)	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000

Operating results —continuing operations excluding goodwill amortization (b)(c):
Diluted earnings per share	$.43	$.41	$.88	$.84
Income from continuing operations	$209	$205	$428	$419
Return on equity	22.4%	21.7%	22.4%	21.9%
Return on assets	2.68%	2.65%	2.67%	2.70%

Fee revenue as a percentage of net interest and fee revenue (FTE)(d)	85%	84%	85%	84%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)(d)	67%	64%	66%	64%
Efficiency ratio excluding amortization of goodwill (d)	64%	62%	64%	62%

(a)	Computed in accordance with generally accepted accounting principles.
(b)
Operating results from continuing operations for the second quarter and first six months of 2001 exclude a $91 million, or 19 cents per share, after-tax charge for the fair value adjustment of investments in the venture capital portfolio, as discussed on page 10.

(c)	Excludes the after-tax impact of the amortization of goodwill from purchase acquisitions. See page 16 for the definition of these amounts and ratios.
(d)	Ratios for the second quarter and first six months of 2001 exclude the $140 million pre-tax venture capital fair value adjustment.

“Our success in meeting our performance objectives from an operating standpoint in a challenging economic environment is all the more remarkable given the dramatic progress we made sharpening our strategic focus on our fee-based businesses,” said Martin G. McGuinn, Mellon chairman and chief executive officer.

As announced in an earlier, separate press release, the Corporation declared a regular quarterly common stock dividend of 24 cents per share. This cash dividend is payable on Aug. 15, 2001, to shareholders of record at the close of business on July 31, 2001. The Corporation will subsequently realign its dividend to be consistent with other growth companies in the financial services industry, enabling it to re-deploy the additional capital to continue to invest in its fee businesses, including acquisitions, and to repurchase shares. It is currently anticipated that the quarterly dividend will be 12 cents per share in the fourth quarter of 2001, resulting in additional annual capital of approximately $225 million for reinvestment.

Second Quarter 2001 Financial Data - Continuing Operations:

Core business sectors’ contribution to earnings per share increased 15 percent over the second quarter of 2000.

On an operating basis from continuing operations, return on equity increased to 20.5 percent from 19.9 percent in the second quarter of 2000.

On an operating basis from continuing operations, return on assets increased to 2.45 percent from 2.42 percent in the second quarter of 2000.

Fee revenue, excluding the second quarter 2001 venture capital fair value adjustment, totaled 85 percent of net interest and fee revenue in the second quarter of 2001, compared with 84 percent in the second quarter of 2000. Trust and investment fee revenue totaled 67 percent of net interest and fee revenue in the second quarter of 2001, compared with 64 percent in the second quarter of 2000.

Mellon Reports Earnings
July 17, 2001

•	Fee revenue increased 2 percent compared to the prior-year period excluding the impact of the second quarter 2001 venture capital fair value adjustment, acquisitions and the previously-disclosed May 2000 expiration of the long-term mutual fund administration contract with a third party. Fees from the mutual fund contract totaled $13 million pre-tax, or approximately 1.5 cents per common share, in the second quarter of 2000 through May 2000, when the contract expired.

•	Assets under management totaled $546 billion, up 5% from $520 billion at March 31, 2001, with assets under management, administration or custody totaling more than $2.8 trillion at June 30, 2001. Assets managed by subsidiaries and affiliates outside the United States totaled $69 billion at June 30, 2001.

•	Operating expense increased 2 percent in the second quarter of 2001 compared with the second quarter of 2000, excluding the impact of acquisitions.

•	The Corporation repurchased approximately 8.6 million common shares during the quarter, of which, 7.2 million common shares completed the 25 million share repurchase program approved by the board of directors in May 2000. In May 2001, a new stock repurchase program was initiated covering 25 million shares of common stock. There are 23.6 million shares available for repurchase under the current program. Since Jan. 1, 1999, the Corporation's common shares outstanding have been reduced by 53.8 million shares, or 10.3 percent, net of reissuances, due to stock repurchases totaling approximately $2.7 billion, at an average share price of $38.08 per share.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody, benefits consulting and administration, and shareholder services and offers a comprehensive array of financial services for affluent individuals, institutions and corporations. Mellon has more than $2.8 trillion in assets under management, administration or custody, including $546 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

Steven G. Elliott, senior vice chairman and chief financial officer, will host a conference call and simultaneous Web cast on Tuesday, July 17, 2001 at approximately 10 a.m. EDT regarding Mellon's divestiture of it mid-Atlantic region consumer, small business and certain middle market banking operations, and second quarter 2001 earnings. Persons wishing to access the conference call may do so by dialing

          domestic:        800-711-5301 (tele-conference ID MELLON)
          international: 785-832-0301 (tele-conference ID MELLON)

Persons wishing to access the Web cast may do so by logging on to www.mellon.com. This call and Web cast may include forward-looking or other material information. A series of graphics related to the topics Mr. Elliott will discuss in the conference call and Web cast will be available at our Web site (www.mellon.com) at approximately 8:30 a.m. EDT.

Replays of the conference call and Web cast will be available beginning July 17, 2001 at noon EDT until July 24, 2001 at 5 p.m. EDT. The archived version of the Web cast will be available at www.mellon.com. To listen to a replay of the conference call dial

            domestic:        800-695-1624
            international: 402-530-9026

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings
July 17, 2001

Discontinued Operations

The results of regional consumer banking, small business banking, middle market banking, Mellon Leasing Corporation businesses that served mid-to-large corporations and vendors of small ticket equipment, Mellon Business Credit, jumbo and other consumer mortgages, are reflected as discontinued operations throughout the Corporation’s financial statements. In accordance with generally accepted accounting principles, earnings and net assets or liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. The discussion and financial information in this earnings release, including all supplemental information, reflects continuing operations, unless otherwise noted.

Business Sectors

The results of the businesses now regarded as discontinued operations have been removed from the core sectors presentation. Prior period results have been restated. The new presentation of the core business sectors’ results is consistent with the Corporation’s emphasis on high growth, fee-based businesses. The core business sectors are now classified as either Asset Management or Processing and Corporate Services sectors.

Summary	% of		% of Core		% of		% of Core
	Core Sector		Sector Income		Core Sector		Sector Income
	Revenue		Before Taxes		Revenue		Before Taxes
	2Q01	2Q00	2Q01	2Q00	YTD01	YTD00	YTD01	YTD00

Asset Management Sectors	41%	45%	47%	49%	42%	47%	47%	52%
Processing and Corporate Services Sectors	59%	55%	53%	51%	58%	53%	53%	48%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%	100%	100%

Contribution To Earnings Per Share From Total Core Business Sectors
(in millions, except per share amounts)	2Q01	2Q00	Growth	YTD01	YTD00	Growth

Net Income	$188	$168	11%	$368	$335	10%
Contribution to EPS	$.39	$.34	15%	$.76	$.67	13%

Contribution To Earnings Per Share From Total Core Business Sectors - Five-Quarter Trend
(in millions, except per share amounts)	2Q01	1Q01	4Q00	3Q00	2Q00

Net Income	$188	$180	$176	$175	$168
Contribution to EPS	$.39	$.37	$.36	$.35	$.34

Mellon Reports Earnings
July 17, 2001

(dollar amounts in millions, presented on a FTE basis)	Second Quarter 2001			Second Quarter 2000
Sector	Total Revenue	Income Before Taxes	Return on Common Equity	Total Revenue	Income Before Taxes	Return on Common Equity

Asset Management:
Wealth Management	$122	$ 56	63%	$111	$ 49	53%
Global Investment Management	258	89	34	261	86	37

Total Asset Management Sectors	380	145	42	372	135	41

Processing and Corporate Services:
Global Investment Services	354	88	36	275	74	37
Global Cash Management	107	32	50	97	29	54
Relationship Lending	79	40	14	77	37	13

Total Processing and Corporate Services Sectors	540	160	27	449	140	26

Total Core Business Sectors	$920	$305	32%	$821	$275	31%

(dollar amounts in millions, presented on a FTE basis)	First Six Months 2001			First Six Months 2000
Sector	Total Revenue	Income Before Taxes	Return on Common Equity	Total Revenue	Income Before Taxes	Return on Common Equity

Asset Management:
Wealth Management	$ 240	$109	61%	$ 215	$ 92	51%
Global Investment Management	518	171	34	550	193	42

Total Asset Management Sectors	758	280	41	765	285	45

Processing and Corporate Services:
Global Investment Services	697	173	35	534	135	35
Global Cash Management	205	59	46	181	53	50
Relationship Lending	162	84	14	156	74	12

Total Processing and Corporate Services Sectors	1,064	316	26	871	262	24

Total Core Business Sectors	$1,822	$596	31%	$1,636	$547	31%

Mellon Reports Earnings
July 17, 2001

Asset Management Sectors

2Q 2001 vs. 2Q 2000	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Wealth Management	10%	7%	15%
Global Investment Management	(1)%	(4)%	3%

Total Asset Management Sectors	2%	(1)%	8%

YTD 2001 vs. YTD 2000	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Wealth Management	12%	6%	19%
Global Investment Management	(6)%	(3)%	(12)%

Total Asset Management Sectors	(1)%	-%	(2)%

 The Wealth Management sector continued to show good growth in revenue and income before taxes for the second quarter and first six months of 2001, primarily resulting from higher private asset management fee revenue. The results of the Global Investment Management sector were negatively impacted by lower brokerage services and asset management revenue reflecting the impact of the equity market conditions in 2001, as represented by the Standard and Poor’s 500 Index, which is down 15.8% at June 30, 2001 compared with June 30, 2000.

Processing and Corporate Services Sectors

2Q 2001 vs. 2Q 2000	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Global Investment Services	29%	32%	21%
Global Cash Management	11%	13%	9%
Relationship Lending	2%	4%	6%

Total Processing and Corporate Services Sectors	21%	24%	14%

YTD 2001 vs. YTD 2000	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Global Investment Services	31%	31%	29%
Global Cash Management	14%	15%	11%
Relationship Lending	4%	2%	13%

Total Processing and Corporate Services Sectors	22%	24%	21%

The Processing and Corporate Services sectors’ revenue increased 21% and 22%, respectively, for the second quarter and first six months of 2001, while income before taxes increased 14% and 21% for the same periods. The results of the Global Investment Services sector were favorably impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. However, excluding the impact of the acquisition, revenue for this sector increased 10% and 11%, respectively, for the second quarter and
Mellon Reports Earnings
July 17, 2001

first six months of 2001, while income before taxes increased 19% and 23%, respectively, for the second quarter and the first six months, reflecting higher institutional trust and custody and higher benefits consulting revenue.

Noninterest Revenue
	Quarter ended			Six months ended
(dollar amounts in millions, unless otherwise noted)	June 30, 2001		June 30, 2000	June 30, 2001		June 30, 2000

Trust and investment fee revenue:
Investment management fee revenue:
Managed mutual funds	$ 174		$ 164	$ 338		$ 326
Institutional	77		66	157		148
Private clients	81		77	161		153

Total investment management fee revenue	332		307	656		627
Administration and custody fee revenue	209		173	414		346
Benefits consulting	69		63	135		119
Brokerage fees	10		15	23		34

Total trust and investment fee revenue	620		558	1,228		1,126
Cash management revenue	61		52	114		97
Foreign currency and securities trading revenue	47		42	102		93
Financing-related revenue	38		34	77		67
Equity investment (loss)/revenue	(146)		17	(137)		53
Other	14		12	20		22

Total fee and other revenue	634		715	1,404		1,458
Gains on sales of securities	—		—	—		—

Total noninterest revenue	$ 634		$ 715	$1,404		$1,458

Fee revenue as a percentage of net interest and fee revenue (FTE)	85	% (a)	84%	85	% (a)	84%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)	67	% (a)	64%	66	% (a)	64%

Assets under management at period end (in billions)	$ 546		$ 521
Assets under administration or custody at period end (in billions)	$ 2,295		$2,257

S&P 500 Index at period end	1,224		1,455

(a) Excludes the impact of the fair value adjustment of venture capital investments.
Note: For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $634 million in the second quarter of 2001 when compared with the second quarter of 2000 was impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services, the previously-disclosed May 200 expiration of a long-term mutual fund administration contract with a

Mellon Reports Earnings
July 17, 2001

third party, and the fair value adjustment of venture capital investments. Excluding these factors, fee revenue increased 2% in the second quarter of 2001, compared with the second quarter of 2000, due to higher trust and investment fee revenue, despite the 15.8% drop in the equity markets as represented by the Standard and Poor's 500 Index.

Fee revenue growth (a)	2nd Qtr. 2001 over 2nd Qtr. 2000	Six Mo. 2001 over Six Mo. 2000

Trust and investment fee revenue growth	4%	3%
Total fee revenue growth	2%	1%

(a) Excludes the effect of acquisitions, the expiration of the long-term mutual fund administration contract with a third party and the fair value adjustment of venture capital investments.

Investment management fee revenue

Investment management fee revenue increased $25 million, or 8%, in the second quarter of 2001, compared with the second quarter of 2000, and increased $29 million, or 5%, in the first six months of 2001, compared with the first six months of 2000. The increase in the second quarter of 2001 compared to the second quarter of 2000 primarily resulted from a $10 million, or 6%, increase in mutual fund management revenue, an $11 million, or 17%, increase in institutional asset management revenue, and a $4 million, or 6%, increase in private client asset management revenue.

Mutual fund management fees are based upon the average net assets of each fund. The average assets of proprietary mutual funds managed in the second quarter of 2001 were $159 billion, up $23 billion, or 17%, from $136 billion in the second quarter of 2000. The increase primarily resulted from increases in average net assets of institutional taxable money market funds, offset in part by lower average net assets of equity funds. Proprietary equity funds averaged $50 billion in the second quarter of 2001, a decrease of $6 billion, or 11%, compared with $56 billion in the second quarter of 2000.

As shown in the table on the following page, the market value of assets under management was $546 billion at June 30, 2001, a $26 billion, or 5% unannualized, increase from $520 billion at March 31, 2001, and a $25 billion, or 5%, increase from $521 billion at June 30, 2000. The increase at June 30, 2001, compared to March 31, 2001, was in part due to an increase in institutional taxable money market investments, an improvement in equity markets in the second quarter of 2001 and net new business. The improvement compared with June 30, 2000, was in part due to an increase in institutional taxable money market, and fixed income investments and net new business. The equity markets at June 30, 2001, as measured by the Standard and Poor's 500 Index, increased 5.5% compared with March 31, 2001, but decreased 15.8% compared with June 30, 2000, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, decreased 1.6% at June 30, 2001, compared to March 31, 2001, but increased 10.1% compared to June 30, 2000.

Mellon Reports Earnings
July 17, 2001

Market value of assets under management, administration or custody at period end
(in billions)	June 30, 2001	March 31, 2001	Dec. 31, 2000	Sept. 30, 2000	June 30, 2000

Mutual funds managed:
Equity funds	$ 51	$ 47	$ 54	$ 60	$ 59
Money market funds	92	81	68	64	58
Bond and fixed-income funds	22	22	21	21	21
Nonproprietary	25	23	31	32	31

Total mutual funds managed	190	173	174	177	169
Institutional (a)	306	298	302	309	298
Private clients	50	49	54	54	54

Total market value of assets under management	$ 546	$ 520	$ 530	$ 540	$ 521
Market value of assets under administration or custody (b)(c)	$2,295	$2,251	$2,267	$2,298	$2,257

Total market value of assets under management, administration or custody	$2,841	$2,771	$2,797	$2,838	$2,778

S&P 500 Index at period end	1,224	1,160	1,320	1,437	1,455

(a)	Includes assets managed at Pareto Partners of $29 billion at June 30,2001, $28 billion at March 31, 2001, $29 billion at Dec. 31, 2000, $29 billion at Sept. 30, 2000, and $30 billion at June 30, 2000. The Corporation has a 30% equity interest in Pareto Partners.
(b)	Includes $299 billion of assets at June 30, 2001; $300 billion of assets at March 31, 2001; $323 billion of assets at Dec. 31, 2000; $330 billion of assets at Sept. 30, 2000; and $320 billion of assets at June 30, 2000, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.
(c)	Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO, included in the table above, were $123 billion at June 30, 2001; $103 billion at March 31, 2001; $95 billion at Dec. 31, 2000; $84 billion at Sept. 30, 2000; and $64 billion at June 30, 2000.

Administration and custody fee revenue

Administration and custody fee revenue increased $36 million, or 20%, in the second quarter of 2001 compared with the second quarter of 2000 and increased $68 million, or 20%, in the first six months of 2001, compared with the first six months of 2000. The increase in the second quarter of 2001 compared with the second quarter of 2000 was impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services and by the May 2000 expiration of the long-term mutual fund administration contract with a third party. Excluding these factors, administration and custody fee revenue decreased 1% compared to the second quarter of 2000, primarily due to lower mutual fund administration fee revenue. The results of Mellon Investor Services had been accounted for under the equity method of accounting prior to the acquisition, with the net results recorded as institutional trust and custody revenue. Following the acquisition, the gross fee revenue from this business is primarily included in institutional trust and custody revenue. Mellon Investor Services generated approximately $63 million of gross fee revenue in the second quarter of 2001. Fees from the long-term mutual fund administration contract totaled $13 million pre-tax, or approximately $.015 per common share, in the second quarter through May 2000, when the contract expired.

The market value of assets under administration or custody, shown in the table above, was $2,295 billion at June 30, 2001, an increase of $44 billion, or 2% unannualized, compared with $2,251 billion at March 31, 2001, and an increase of $38 billion, or 2%, compared with $2,257 billion at June 30, 2000, reflecting in part the impact of new business.

Mellon Reports Earnings
July 17, 2001

Benefits consulting fees generated by Buck Consultants increased $6 million, or 9%, in the second quarter of 2001, compared with the second quarter of 2000. This increase primarily reflects new client project activity and revenue from existing clients.

The $5 million, or 31%, decrease in brokerage fees in the second quarter of 2001 compared to the prior-year period resulted from lower trading volumes in the volatile equities markets. Dreyfus Brokerage Services, Inc. averaged approximately 7,700 trades per day in the second quarter of 2001, compared with approximately 13,200 trades per day in the second quarter of 2000.

Cash management revenue increased $9 million, or 16%, in the second quarter of 2001, compared with the prior-year period. The increase primarily resulted from higher volumes of cash management business, particularly in electronic services. Cash management revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on the compensating balances are recognized in net interest revenue.

Foreign currency and securities trading revenue increased $5 million, or 14%, to $47 million in the second quarter of 2001, compared with the prior-year period, primarily due to higher securities trading revenue.

In June 2001, the Corporation recorded a $140 million pre-tax, $91 million after-tax, or $.19 per share, charge for fair value adjustments of investments in the venture capital portfolio. These adjustments were necessary following sharp declines, primarily the fair values of private equity investments, in the portfolio due to the weakened economy and the general lack of venture capital funding. Financing-related and equity investment revenue, excluding the $140 million adjustment, totaled $32 million in the second quarter of 2001, compared with $51 million of revenue in the second quarter of 2000. Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; loan securitization revenue; gains or losses on loan securitizations and sales; and gains or losses on lease residuals, increased $4 million in the second quarter of 2001 compared with the second quarter of 2000. Equity investment revenue, which includes realized and unrealized gains and losses on venture capital investments, decreased $23 million in the second quarter of 2001, compared with the second quarter of 2000, excluding the venture capital fair value adjustment, primarily due to lower levels of realized gains.

Mellon Reports Earnings
July 17, 2001

Fee revenue for the first six months of 2001 totaled $1.404 billion, a $54 million decrease compared with the first six months of 2000. Fee revenue in the first six months of 2001 was impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services, the previously-disclosed May 2000 expiration of a long-term mutual fund administration contract with a third party, and the fair value adjustment of venture capital investments. Excluding these factors, fee revenue for the first six months of 2001 increased 1% compared with the first six months of 2000, due to a 3% increase in trust and investment fee revenue.

Trust and investment fee revenue including gross joint venture fee revenue

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with net results recorded primarily as trust and investment fee revenue. The gross joint venture fee revenue is not included in the reported fee revenue. Approximately half of the trust and investment gross joint venture fee revenue for the second quarter and first six months of 2000 presented in the table below is attributable to Mellon Investor Services. Following the December 2000 acquisition of the remaining 50% interest in the joint venture, this gross revenue began to be included in reported fee revenue. The table below presents the components of trust and investment fee revenue, including gross joint venture fee revenue.

	Quarter ended		Six months ended
(in millions)	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000

Trust and investment fee revenue including gross joint venture fee revenue	$684	$ 679	$1,359	$1,382
Less: Trust and investment gross joint venture fee revenue (a)	(64)	(121)	(131)	(256)

Total trust and investment fee revenue as reported	$620	$ 558	$1,228	$1,126

(a)	The gross joint venture fee revenue presented above is shown net of the equity income earned from the joint ventures.
Mellon Reports Earnings
July 17, 2001

Net Interest Revenue

	Quarter ended		Six months ended
(dollar amounts in millions)	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000

Net interest revenue (FTE)	$ 141	$ 142	$ 286	$ 281
Net interest margin (FTE)	2.60%	2.87%	2.60%	2.80%

Average money market investments	$ 2,331	$ 2,215	$ 2,515	$ 1,963
Average trading account securities	$ 379	$ 214	$ 371	$ 231
Average securities	$ 8,513	$ 6,121	$ 8,611	$ 6,138
Average loans	$10,507	$11,373	$10,673	$11,856

Average interest-earning assets	$21,730	$19,923	$22,170	$20,188

Net interest revenue on a fully taxable equivalent basis decreased $1 million in the second quarter of 2001 compared with the second quarter of 2000. The net interest margin of 2.60% was 27 basis points lower than in the prior-year period, reflecting a lower yielding asset mix. Average interest-earning assets increased $1.8 billion as a $2.4 billion increase in average securities was partially offset by a $900 million decrease in average loans.

Net interest revenue on a fully taxable equivalent basis increased $5 million, or 2%, in the first six months of 2001 compared with the prior-year period. This increase primarily resulted from a higher level of interest-earning assets.

Operating Expense

	Quarter ended		Six months ended
(dollar amounts in millions)	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000

Staff expense	$366	$328	$ 737	$ 664
Professional, legal and other purchased services	76	63	150	123
Net occupancy expense	53	42	105	90
Equipment expense	35	33	73	65
Amortization of goodwill	20	18	39	37
Amortization of other intangible assets	2	1	3	3
Net revenue from acquired property	—	—	—	(1)
Other expense	61	68	122	137

Total operating expense	$613	$553	$1,229	$1,118

Efficiency ratio (a)	66%	64%	66%	64%
Efficiency ratio excluding amortization of goodwill	64%	62%	64%	62%

(a)
Operating expense before net revenue from acquired property, as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding the venture capital fair value adjustment and gains on the sales of securities.

Operating expense totaled $613 million in the second quarter of 2001, an increase of $60 million compared with the second quarter of 2000. Excluding the effect of acquisitions, operating expense increased 2% compared with the second quarter of 2000, due in part to higher staff and net occupancy expense.
Mellon Reports Earnings
July 17, 2001

Operating expense growth	2nd Qtr. 2001 over 2nd Qtr. 2000	Six mo. 2001 over Six mo. 2000

Operating expense growth (a)	2%	1%

(a)	Excludes the effect of acquisitions and is before the net revenue from acquired property, where applicable.

Operating expense totaled $1.229 billion in the first six months of 2001, an increase of $111 million compared with the first six months of 2000. Excluding the effect of acquisitions, operating expense increased 1% in the first six months of 2001 compared with the prior-year period.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations, excluding the effect of the venture capital fair value adjustment, for the second quarter of 2001 was 36%, compared with 36.5% in the second quarter of 2000. It is currently anticipated that the effective tax rate will be approximately the same for the remainder of 2001.

Discontinued operations-loss on disposal of discontinued operations

In June 2001, the Corporation sold the Mellon Leasing Corporation businesses that served mid-to-large corporations and vendors of small ticket equipment, along with Mellon Business Credit, which provided asset-based lending products. These divestitures were part of the Corporation’s continued sharpening of its strategic focus. The Corporation recorded a $136 million pre-tax, or $101 million after-tax, net loss related to the divestitures.

Provision for Credit Losses, Reserve for Credit Losses and Review of Net Credit Losses

	Quarter ended		Six months ended
(dollar amounts in millions)	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000

Provision for credit losses	$ 1	$ 9	$(14)	$12

Net credit (losses) recoveries:
Commercial real estate	—	—	—	5
Commercial and financial	(20)	(8)	(21)	(13)

Total net credit losses	$ (20)	$ (8)	$(21)	$ (8)

Annualized net credit losses to average loans	.75%	.29%	.40%	.15%

Reserve for credit losses at end of period	$237	$292
Reserve as a percentage of total loans	2.38%	2.58%
Reserve as a percentage of nonperforming loans	191%	219%

Mellon Reports Earnings
July 17, 2001

Net credit losses totaled $20 million in the second quarter of 2001 and primarily resulted from two loans that had been on nonperforming status, which were sold in the second quarter of 2001, and a write-down of a nonperforming loan in the manufacturing sector. A portion of the reserve for credit losses had been previously assigned to these loans, which approximated the amount of the credit losses recorded in the quarter. The reserve for credit losses as a percentage of loans was 2.38% at June 30, 2001, compared with 2.58% at June 30, 2000.

Nonperforming Assets

(dollar amounts in millions)	June 30, 2001	March 31, 2001	Dec. 31, 2000	June 30, 2000

Nonperforming loans:
Consumer mortgage	$ 2	$ 2	$ 5	$ 11
Commercial real estate	1	1	1	4
Other	121	183	159	118

Total nonperforming loans	124	186	165	133
Acquired property:
Real estate acquired	3	6	7	5
Reserve for real estate acquired	—	—	—	(1)

Net real estate acquired	3	6	7	4
Other assets acquired	1	—	—	2

Total acquired property	4	6	7	6

Total nonperforming assets	$ 128	$ 192	$ 172	$ 139

Nonperforming loans as a percentage of total loans	1.24%	1.71%	1.51%	1.18%
Nonperforming assets as a percentage of total loans and net acquired property	1.28%	1.76%	1.58%	1.23%

 Nonperforming assets decreased $64 million, compared with March 31, 2001, and $11 million, compared with June 30, 2000. The decrease compared with March 31, 2001, primarily resulted from the sale of $77 million of nonperforming loans - including loans to a health care provider and a borrower in the financial services industry - and credit losses and principal repayments. This decrease was partially offset by the assignment of nonperforming status to $41 million of outstandings to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection as the result of its inability, due to rules governing the industry’s deregulation, to increase rates to levels needed to cover higher costs for power.

Mellon Reports Earnings
July 17, 2001

Selected Capital Data

(dollar amounts in millions, except per share amounts)	June 30 2001		Dec. 31, 2000	June 30, 2000

Total shareholders’ equity	$ 3,443		$ 4,152	$ 3,864
Total shareholders’ equity to assets ratio	10.50%		11.92%	12.87%

Tangible shareholders’ equity (a)	$ 2,247		$ 2,967	$ 2,678
Tangible shareholders’ equity to assets ratio (b)	7.13%		8.84%	9.31%

Tier I capital ratio (c)	7.3	% (d)	7.23%	6.72%
Total (Tier I plus Tier II) capital ratio (c)	11.8	% (d)	11.74%	10.97%
Leverage capital ratio (c)	6.3	% (d)	7.11%	6.69%

Book value per common share	$ 7.32		$ 8.53	$ 7.91
Tangible book value per common share	$ 4.78		$ 6.10	$ 5.49

Closing common stock price	$ 46.00		$ 49.19	$ 36.44
Market capitalization	$ 21,621		$ 23,941	$ 17,788
Common shares outstanding (000)	470,030		486,739	488,171

(a)
Includes $79 million, $89 million and $77 million, respectively, of minority interest, primarily related to Newton. In addition, includes $198 million, $191 million and $171 million, respectively, of tax benefits related to tax deductible goodwill and other intangibles.

(b)
Shareholders’ equity plus minority interest and less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles recorded in connection with purchase acquisitions. The amount of goodwill and other intangibles subtracted from shareholders’ equity and total assets is net of the tax benefit.

(c)	Includes discontinued operations.
(d)	Estimated.

The Corporation’s capital ratios compared with Dec. 31, 2000, reflect the effect of common stock repurchases partially offset by lower asset levels. The improvement in the Corporation’s risk-based capital ratios compared with June 30, 2000, reflects a lower level of risk-weighted assets.

During the second quarter of 2001, approximately 8.6 million shares of common stock were repurchased, bringing year-to-date repurchases to approximately 20.0 million shares at a purchase price of $912 million for an average share price of $45.60 per share. Common shares outstanding at June 30, 2001, were 10.3% lower than at Dec. 31, 1998, reflecting a 53.8 million share reduction, net of shares reissued, primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $2.7 billion, at an average share price of $38.08 per share. Of the 8.6 million shares repurchased during the second quarter of 2001, 7.2 million shares completed the 25 million share repurchase program that was authorized by the board of directors in May 2000. In May 2001, the board of directors authorized an additional repurchase program of up to 25 million shares of common stock. There are an additional 23.6 million common shares available for repurchase under the current program.

Mellon Reports Earnings
July 17, 2001

Impact of New Goodwill Accounting Standard

Except for the 1994 merger with Dreyfus, which was accounted for under the “pooling of interests” method, the Corporation has been required to account for business combinations under the “purchase” method of accounting. The purchase method results in the recording of goodwill and other identified intangibles that are amortized as noncash charges in future years into operating expense. The pooling of interests method does not result in the recording of goodwill or intangibles. Since goodwill and intangible amortization expense does not result in a cash expense, the economic value to shareholders under either accounting method is the same assuming a given financing mix.

The Financial Accounting Standards Board has issued new decisions on business combinations that would, among other things, eliminate the pooling of interests method of accounting for future acquisitions and require that goodwill no longer be amortized, but would be subject to impairment testing. The effective date for the elimination of the pooling of interest method was July 1, 2001. For acquisitions completed prior to July 1, 2001, existing goodwill will be amortized through the end of 2001. For acquisitions completed after June 30, 2001, the goodwill will not be amortized. Results, excluding the impact of goodwill amortization, according to the new accounting standards, are shown in the table below.

Operating results - in accordance with new accounting standard
	Quarter ended		Six months ended
(dollar amounts in millions, except per share amounts; ratios annualized)	June 30, 2001 (a)	June 30, 2000	June 30, 2001 (a)	June 30, 2000

Income from continuing operations	$ 191	$ 187	$ 392	$ 385
Plus after-tax impact of amortization of goodwill from purchase acquisitions:
Goodwill	17	16	34	31
Other (b)	1	2	2	3

Pro forma income from continuing operations	$ 209	$ 205	$ 428	$ 419
Pro forma earnings per share—diluted	$ .43	$ .41	$ .88	$ .84
Pro forma return on common equity	22.4%	21.7%	22.4%	21.9%
Pro forma return on assets	2.68%	2.65%	2.67%	2.70%

(a)	Operating results from continuing operations for the second quarter and first six months of 2001 exclude a $91 million after-tax charge for the fair value adjustment of investments in the ventures capital portfolio.
(b)	Primarily relates to the goodwill on investments in joint ventures.

Mellon Reports Earnings
July 17, 2001

SUMMARY DATA
Mellon Financial Corporation

(dollar amounts in millions, except per share amounts; common shares in thousands)	Quarter ended June 30,		Six months ended June 30,
	2001	2000	2001	2000

Selected key data

From net income (a):
Diluted earnings per share	$ .12	$ .50	$ .66	$ 1.00
Net income	$ 55	$ 247	$ 319	$ 500
Return on equity	5.8%	26.2%	16.6%	26.1%
Return on assets	.48%	2.12%	1.37%	2.14%

From continuing operations (a):
Diluted earnings per share	$ .21	$ .38	$ .62	$ .77
Income from continuing operations	$ 100	$ 187	$ 301	$ 385
Return on equity	10.8%	19.9%	15.7%	20.1%
Return on assets	1.28%	2.42%	1.88%	2.48%

Operating results—continuing operations (b):
Diluted earnings per share	$ .40	$ .38	$ .81	$ .77
Income from continuing operations	$ 191	$ 187	$ 392	$ 385
Return on equity	20.5%	19.9%	20.4%	20.1%
Return on assets	2.45%	2.42%	2.44%	2.48%

Operating results—continuing operations excluding goodwill amortization (b):
Diluted earnings per share	$ .43	$ .41	$ .88	$ .84
Income from continuing operations	$ 209	$ 205	$ 428	$ 419
Return on equity	22.4%	21.7%	22.4%	21.9%
Return on assets	2.68%	2.65%	2.67%	2.70%

Fee revenue as a percentage of net interest and fee revenue (FTE)(c)	85%	84%	85%	84%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)(c)	67%	64%	66%	64%
Efficiency ratio excluding amortization of goodwill (c)	64%	62%	64%	62%

Average common shares and equivalents outstanding:
Basic	474,555	489,480	478,614	493,110
Diluted	480,301	495,103	484,790	498,559

Mellon Reports Earnings
July 17, 2001

SUMMARY DATA
Mellon Financial Corporation
(continued)

	Quarter ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2001	2000	2001	2000

Average balances

Money market investments	$ 2,331	$ 2,215	$ 2,515	$ 1,963
Trading account securities	379	214	371	231
Securities	8,513	6,121	8,611	6,138

Total money market investments and securities	11,223	8,550	11,497	8,332
Loans	10,507	11,373	10,673	11,856

Total interest-earning assets	21,730	19,923	22,170	20,188
Total assets	31,314	31,116	32,291	31,205
Deposits	17,554	17,336	18,368	17,052
Total shareholders’ equity	3,735	3,793	3,863	3,849

(a)	Computed in accordance with generally accepted accounting principles.
(b)	Operating results for the second quarter and first six months of 2001 exclude a $91 million after-tax charge for the fair value adjustment of investments in the venture capital portfolio.
(c)	Ratios for the second quarter and first six months of 2001 exclude the $140 million pre-tax venture capital fair value adjustment.

Note:	All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Quarterly returns are annualized.
Mellon Reports Earnings
July 17, 2001

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation

	Quarter ended June 30,		Six months ended June 30,
(in millions, except per share amounts)	2001	2000	2001	2000

Net Interest revenue
Net Interest revenue
Provision for credit losses	$ 138	$ 143	$ 283	$ 280
Net interest revenue	1	9	(14)	12

Net interest revenue after provision for credit losses	137	134	297	268

Noninterest revenue
Trust and investment fee revenue	620	558	1,228	1,126
Cash management and deposit transaction charges	61	52	114	97
Foreign currency and securities trading revenue	47	42	102	93
Financing-related revenue	38	34	77	67
Equity investment (loss)/revenue	(146)	17	(137)	53
Other	14	12	20	22

Total fee and other revenue	634	715	1,404	1,458
Gains on sales of securities	—	—	—	—

Total noninterest revenue	634	715	1,404	1,458

Operating expense
Staff expense	366	328	737	664
Professional, legal and other purchased services	76	63	150	123
Net occupancy expense	53	42	105	90
Equipment expense	35	33	73	65
Amortization of goodwill	20	18	39	37
Amortization of other intangible assets	2	1	3	3
Net revenue from acquired property	—	—	—	(1)
Other expense	61	68	122	137

Total operating expense	613	553	1,229	1,118

Income from continuing operations before income taxes	158	296	472	608
Income taxes	58	109	171	223

Income from continuing operations	100	187	301	385
Discontinued operations:
Income from operations after tax	56	60	119	115
Loss on disposal after tax	(101)	—	(101)	—

Income (loss) from discontinued operations (net of applicable tax expense (benefit) of $(4), $34, $32 and $65)	(45)	60	18	115

Net income	$ 55	$ 247	$ 319	$ 500

Earnings per common share
Continuing operations
Basic	$ . 21	$ .38	$ .63	$ .78
Diluted	$ .21	$ .38	$ .62	$ .77
Net income
Basic	$ .12	$ .50	$ .67	$ 1.01
Diluted	$ .12	$ .50	$ .66	$ 1.00

Mellon Reports Earnings
July 17, 2001

CONDENSED CONSOLIDATED BALANCE SHEET
Mellon Financial Corporation

(dollar amounts in millions)	June 30, 2001	Dec. 31, 2000	June 30, 2000

Assets
Cash and due from banks	$ 2,589	$ 3,234	$ 3,310
Money market investments	2,836	3,909	1,430
Trading account securities	280	276	151
Securities available for sale	9,716	7,910	5,160
Investment securities (approximate fair value of $911, $1,027 and $1,094)	899	1,022	1,110
Loans	9,952	10,884	11,300
Reserve for credit losses	(237)	(273)	(292)

Net loans	9,715	10,611	11,008
Premises and equipment	634	581	450
Goodwill	1,451	1,441	1,408
Other intangibles	22	24	26
Net assets of discontinued operations	—	1,150	1,492
Other assets	4,656	4,687	4,489

Total assets	$32,798	$ 34,845	$ 30,034

Liabilities

Deposits	$17,001	$ 21,940	$ 17,133
Short-term borrowings	1,824	2,024	2,434
Other liabilities	2,258	2,217	2,075
Notes and debentures (with original maturities over one year)	3,762	3,520	3,537
Trust-preferred securities	978	992	991
Net liabilities of discontinued operations	3,532	—	—

Total liabilities	29,355	30,693	26,170

Shareholders’ equity

Common stock—$.50 par value Authorized—800,000,000 shares Issued—588,661,920 shares	294	294	294
Additional paid-in capital	1,860	1,837	1,806
Retained earnings	4,290	4,270	4,043
Accumulated unrealized gain (loss), net of tax	(30)	(38)	(146)
Treasury stock of 118,632,116; 101,922,986; and 100,490,756 shares at cost	(2,971)	(2,211)	(2,133)

Total shareholders’ equity	3,443	4,152	3,864

Total liabilities and shareholders’ equity	$32,798	$ 34,845	$ 30,034